THIRD PROSPECTUS SUPPLEMENT
             (to Prospectus dated September 4, 1997
                First Prospectus Supplement dated
             November 3, 1997 and Second Prospectus
               Supplement dated November 17, 1997)


            Filed Pursuant to Rules 424(b)(3) and (c)
          Registration Nos. 333-16307 and 333-16307-01
        4,025,000 Trust Convertible Preferred Securities


                     VANSTAR FINANCING TRUST
          6-3/4% Trust Convertible Preferred Securities
         (Liquidation Amount $50 per Preferred Security)
      guaranteed by, and convertible into Common Stock of,
                       VANSTAR CORPORATION


                      ---------------------

     This Third Prospectus Supplement supplements and amends the Prospectus dated September 4, 1997, as supplemented and amended by that First Prospectus Supplement dated November 3, 1997 and that Second Prospectus Supplement dated November 17, 1997 (collectively, the "Prospectus"), relating to the 6-3/4% Trust Convertible Preferred Securities (the "Preferred Securities") which represent preferred undivided beneficial ownership interests in the assets of Vanstar Financing Trust, a statutory business trust formed under the laws of the State of Delaware, and the shares of common stock, par value $.001 per share (the "Company Common Stock"), of Vanstar Corporation, a Delaware corporation, issuable upon conversion of the Preferred Securities. All capitalized terms used but not otherwise defined in this Prospectus Supplement shall have the meanings ascribed thereto in the Prospectus.

     Following their original issuance by the Trust, the Preferred Securities have been resold by the Initial Purchasers and subsequent purchasers thereof to qualified institutional buyers in transactions exempt from registration under Rule 144A promulgated under the Securities Act. The Preferred Securities have been and will remain eligible for resale on the PORTAL Market. However, Preferred Securities resold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market. The Company and the Trust do not currently intend to list the Preferred Securities resold pursuant to this Prospectus on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Preferred Securities resold under this Prospectus. See "Risk Factors - Absence of Public Market for the Preferred Securities on Resale" in the Prospectus.

     Neither the Company nor the Trust will receive any of the proceeds from the sale of the Preferred Securities by the Selling
Holders. Expenses of preparing and filing the Registration
Statement, the Prospectus, this Third Prospectus Supplement and all other prospectus supplements are borne by the Company.

     The Prospectus, together with this Third Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act with respect to offers and sales of the Preferred Securities and the Company Common Stock issuable upon conversion of the Preferred Securities. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE
"RISK FACTORS" BEGINNING ON PAGE 11 OF THE PROSPECTUS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
     BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
        SECURITIES COMMISSION NOR HAS THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY
                     IS A CRIMINAL OFFENSE.

  The date of this Prospectus Supplement is December 31, 1997.

The Prospectus is hereby amended to modify the "Selling Holders" table located therein to add the following information to the end thereof:

     The table below sets forth information as of December 31, 1997 concerning beneficial ownership of the Preferred Securities of the Selling Holders therein listed. All information concerning beneficial ownership has been furnished by the Selling Holders.

                                                 Preferred Securities
                                                Owned Before Offering              No. of Preferred
                                            -----------------------------       Securities Offered in
        Name of Selling Holder(1)              Number        Percent(2)             the Offering
     --------------------------------       ------------    -------------     ------------------------
95.  Robertson, Stephens & Co. LLP(3)...      40,000(4)           *                      40,000
96.  Deutsche Morgen Grenfell Inc.......      23,500(4)           *                      23,500
97.  The Northwestern Mutual Life
        Insurance Company(5)............     164,000(6)          4.1%                   164,000

____________________
 *   Represents less than one percent.
(1) Information concerning Selling Holders numbered 1 through 92 is included in the Prospectus dated September 4, 1997. Information concerning Selling Holder number 93 is included in the First Prospectus Supplement dated November 3, 1997. Information concerning Seller Holder number 94 is included in the Second Prospectus Supplement dated November 17, 1997.
(2) Percentage indicated is based upon 4,025,000 Preferred Securities outstanding on December 31, 1997.
(3) Robertson, Stephens & Company LLC, an affiliate of Robertson, Stephens & Co. LLP ("Robertson, Stephens"), has in the past provided to the Company and/or its affiliates investment banking and/or investment advisory services including (i) acting as lead Initial Purchaser in the Original Offering and the Over-Allotment Offering and (ii) acting as lead underwriter in the Company's IPO. In each case, Robertson, Stephens has received only customary fees in connection with the provision of such services.
(4) Represents additional Preferred Securities not previously listed.
(5) In the ordinary course of business, Northwestern Mutual Investment Services, Inc., Robert W. Baird & Co. Incorporated, Baird/Mark Capital Group, and MGIC Mortgage Securities Corporation, each of which is a broker-dealer and affiliated with The Northwestern Mutual Life Insurance Company ("Northwestern Life"), may, from time to time, have acquired or disposed of, or may in the future acquire or dispose of, securities of the Company, the Trust or their affiliates, for such broker-dealers' own accounts or for the accounts of others. Other affiliates of Northwestern Life may, in the ordinary course of business, effect transactions in the securities of the Company, the Trust or their affiliates. Northwestern Life and its affiliates may, in the ordinary course of business, take part in transactions involving the real property of the Company, the Trust or their affiliates. In disclosing the foregoing information, Northwestern Life does not concede that such information necessarily constitutes material relationships under S-K 507 that must be disclosed in the Prospectus.
(6) Includes 10,000 Preferred Securities held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account.

Except as set forth above or in the Prospectus, the Selling Holders do not have, nor within the past three years have had, any position, office or other material relationship with the Trust or the Company or any of their predecessors or affiliates.

     The Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Preferred Securities since the date on which they provided the information regarding its Preferred Securities in transactions exempt from the registration requirements of the Securities Act. The above listed Selling Holders have not converted any of the Preferred Securities into shares of Company Common Stock. See "Description of Preferred Securities - Conversion Rights" in the Prospectus. Additional Selling Holders or other information concerning the above listed Selling Holders may be set forth from time to time in additional prospectus supplements.